Exhibit 99.1

Ominto, Inc. Reports Fiscal Second Quarter Revenue Increased 96.7% Over Prior Year Comparable Period

– Strong Global Penetration of DubLi.com Product –
– Successful Launch of VIP Lounge, Augmenting Cash Back Offerings –

BOCA RATON, FL, May 16, 2017 -- Ominto, Inc. (Nasdaq: OMNT), a global leader in online Cash Back shopping, today reported financial results for the fiscal second quarter and six months ended March 31, 2017.

Revenue increased by $3.9 million or 96.7% to approximately $7.9 million in the second fiscal quarter of 2017, versus approximately $4.0 million over the prior year comparable period. Gross income was approximately $3.5 million or 44.0% gross margin compared to approximately $1.0 million and 24.5% in the prior year period. Operating margin improved by 19.3 points to -56.6% from -75.9% in the prior year period. The net loss from continuing operations was approximately $4.5 million in the second quarter of 2017, or a loss of $0.23 per share, compared with the net loss from continuing operations of approximately $3.0 million, or a loss of $0.25 per share, in the second fiscal quarter 2016.

Net cash flow from continuing operations for the six months ended March 31, 2017 improved to $790,211 from a loss of $4.2 million in the same period of the prior year. In the six-month period ended March 31, 2017, revenue increased by $4.3 million or 45.7% to approximately $13.7 million versus approximately $9.4 million over the prior year comparable period. Gross income was approximately $5.4 million or 39.1% gross margin for the six months ended March 31, 2017 compared to approximately $2.5 million and 26.7% in the prior year period. Operating margin improved by 6.4 points to -49.7% for the six months ended March 31, 2017 from -56.1% in the prior year period. The net loss from continuing operations was approximately $6.9 million in the first six months of 2017, or a loss of $0.40 per share, compared with the net loss from continuing operations of approximately $5.0 million, or a loss of $0.43 per share, in the same period of the prior year.

Michael Hansen, Chief Executive Officer, stated, “Our financial performance continues to improve and demonstrates the further penetration and acceptance of our DubLi.com product worldwide. Our strategy continues to be one of growing our global customer base through deepening our presence in existing countries and selectively expanding into new countries. We are also focused on adding new stores to our shopping platform to offer increased Cash Back opportunities to our customers. We are pleased with our continued investment into the DubLi.com product platform, as was demonstrated with the launch of our new VIP Lounge on April 18. We are also diligently managing our costs and evaluating further opportunities for cost efficiencies. We believe in our model, our concept and our future.”

Mr. Hansen, continued, “The response to our new VIP Lounge has been favorable. It has always been our goal to offer our global customer base a superior shopping and savings opportunity when they shop at DubLi.com. We expect the VIP Lounge opportunity to drive increased VIP member penetration, offering strong recurring revenues at solid margins.”

During the second quarter, in recognition of the company’s Founder and CEO, Michael Hansen’s efforts in helping the company obtain its approval for listing on Nasdaq Capital Markets, the company awarded him a one-time cash bonus of $2,000,000. In addition, the company awarded 100,000 shares of restricted common stock to Mr. Hansen and accelerated the vesting of 100,000 shares of restricted common stock previously awarded. Mr. Hansen subsequently purchased 300,000 shares of common stock from the company at the price of $6.90 per share, $2,000,000 of which was paid during the second quarter and $70,000 of which was paid during the third quarter.

About Ominto, Inc.

Ominto, Inc. is a global e-commerce leader and pioneer of online Cash Back shopping, delivering value-based shopping and travel deals through its primary shopping platform and affiliated Partner Program websites. At DubLi.com or at Partner sites powered by Ominto.com, consumers shop at their favorite stores, save with the best coupons and deals, and earn Cash Back with each purchase. The Ominto.com platform features thousands of brand name stores and industry-leading travel companies from around the world, providing Cash Back savings to consumers in more than 120 countries. Ominto’s Partner Programs offer a white label version of the Ominto.com shopping and travel platform to businesses and non-profits, providing them with a professional, reliable web presence that builds brand loyalty with their members, customers or constituents while earning commission for the organization and Cash Back for shoppers on each transaction.

For more information, please visit Ominto's corporate website http://inc.ominto.com.

Forward-looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. These include statements about Ominto’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “believe,” “projects,” “could,” “would,” and similar expressions. You can also identify them by the fact that they do not relate strictly to historical or current facts. The forward-looking statements reflect Ominto’s current view about future events and are subject to risks, uncertainties and assumptions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Ominto may not actually achieve the expectations disclosed in the forward-looking statements and you should not place undue reliance on Ominto's forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to: risks related to our ability to continue as a going concern being in doubt; Ominto’s inability to generate enough customers or enough purchasing activity for our shopping websites; Ominto’s inability to establish and maintain a large growing base of Business Associates; Ominto’s failure to adapt to technological change; increased competition; increased operating costs; changes in legislation applicable to Ominto’s business; Ominto’s failure to improve our internal controls; and Ominto’s inability to generate sufficient cash flows from operations or to secure capital to enable us to maintain our current operations or support our intended growth; along with other risks and potential factors that could affect Ominto's business and financial results identified in Ominto's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

Contact:

Josh Hochberg

jhochberg@sloanepr.com